Exhibit A

            Glacier Water Announces Agreement With Water Island Inc.

     VISTA, Calif.--(BUSINESS WIRE)--Sept. 8, 2003--Glacier Water Services Inc. (AMEX:HOO) announced today that it has reached an agreement to acquire Water Island Inc. for approximately $5,900,000 plus the assumption of certain liabilities. The acquisition, which is subject to the approval of Water Island's shareholders and other customary conditions, is expected to close early in the fourth quarter.
     Glacier Water is the leader in the water-vending industry providing high quality, low-priced drinking water dispensed to consumers through self-service vending machines located at supermarkets and other retail locations. Water Island, a privately held corporation with headquarters in Indianapolis and revenues of approximately $10,000,000, operates over 1,300 water vending machines in 10 states concentrated mainly in the Midwest. The acquisition will expand Glacier's network to over 15,000 machines located in 37 states throughout the United States.
     Brian McInerney, chief executive officer of Glacier Water, said, "We are very excited to announce the combination of Water Island and Glacier Water. Water Island has been an excellent competitor in the Midwest for many years. Our two companies are complementary, sharing geographic markets, customers and consumers. The acquisition of Water Island also further expands Glacier's geographic reach and will deliver operational benefits in one of the fastest growing bottled water markets in the Country. In addition, the acquisition should accelerate Glacier's return to profitability."

     Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the company which involve risks and uncertainties which are detailed further in the filings of the company with the Securities and Exchange Commission, including, but not limited to, the company's Annual Report on Form 10-K for the year ended Dec. 29, 2002.

     CONTACT: Glacier Water Services Inc., Vista
              W. David Walters, 760-560-1111